Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement (this "Agreement") is made as of this 10th day of March, 2017 (the “Effective Date”), by and between MyDX, Inc. (“MYDX”) and Bright Light Marketing, Inc. (“BLM”). The forgoing are hereinafter referred to jointly as the "Parties" and make this Agreement in reference to the following:

WHEREAS, MYDX has entered into various agreements and documents with Bright Light Marketing, Inc. who have provided services in connection with such agreements as well as related services to MYDX;

WHEREAS, MYDX has disputed the nature and value of services of BLM, has asserted claims against BLM but has agreed not to initiate litigation.

WHEREAS, MYDX has claimed that it is owed money by BLM in connection with the claims and BLM disputes the claims and asserts that it has defenses to such claims.; and

WHEREAS, the Parties wish to settle, resolve and compromise all claims, disputes or other issues that may exist between them without admission of liability or litigation of the claims and defenses.

NOW THEREFORE, in consideration of the mutual releases and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Settlement Amount.

a.  The Parties agree that in full and final satisfaction of any and all claims, disputes or issues that exist between.

(i) BLM shall pay or cause to be paid to MYDX the total aggregate sum of $217,500 in the following installments: $100,000 paid within 30 business days upon mutual execution of the agreement and the remaining balance to be paid and received by MYDX in equal installments of $10,000 per month due on the 1st of each month, starting on April 1, 2017 and continuing for the next 11 months, with the final payment being

$7,500 due on March 1, 2018.

2. Compromise. The Parties agree and acknowledge that this Agreement is the result of a compromise and shall not be construed as an admission by any of the Parties of any liability, wrongdoing, or responsibility on their part or on the part of their predecessors, successors, assigns, agents, parents, subsidiaries, affiliates, officers, directors, or employees. Indeed, the Parties expressly deny any such liability, wrongdoing or responsibility.

3. Payment in Full. The provisions agreed to the parties as set forth in Section 1 shall be in full and final satisfaction of any amounts claimed or owed by either of the parties.

4.  Releases and Indemnity

a.     Upon effectuation of the matters set forth in Section 1 above, including payment of all amounts due under this agreement, MYDX and its predecessors, successors, parents, direct and indirect subsidiaries, affiliates, assigns, heirs, agents, transferees, and current and former directors, officers, managers, members, shareholders, partners, employees, representatives, and attorneys (the “MYDX Releasors”) hereby release BLM and their predecessors, successors, parents, direct and indirect subsidiaries, affiliates, assigns, heirs, agents, transferees and current and former directors, officers, managers, members, shareholders, partners, employees, representatives, and attorneys (collectively the "Released BLM Parties"), from and against any and all actions, suits, judgments, claims, proofs of claim, demands, damages, attorneys’ fees, causes of action, debts, liabilities, or controversies of any kind whatsoever, whether at law or in equity, whether before a local, state or federal court or state or federal administrative agency or commission, or arbitration administrator, and whether now known or unknown, matured or unmatured, liquidated or unliquidated, that MYDX now has or may have had, or thereafter claims to have on behalf of itself, or any other person or entity, from the beginning of the world up through and including the date of this Agreement.

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b.    Upon effectuation of the matters set forth in Section 1 above the BLM Released Parties and their predecessors, successor, parents, direct and indirect subsidiaries, affiliates, assigns, heirs, agents, transferees, and current and former directors, officers, managers, members, shareholders, partners, employees, representatives, and attorneys (the “BLM Releasors”) hereby release MYDX and its predecessors, successors, parents, direct and indirect subsidiaries, affiliates, assigns, heirs, agents, transferees, and current and former directors, officers, managers, members, shareholders, partners, employees, representatives, and attorneys (collectively the "Released MYDX Parties"), from and against any and all actions, suits, judgments, claims, proofs of claim, demands, damages, attorneys’ fees, causes of action, debts, liabilities or controversies of any kind whatsoever, whether at law or in equity, whether before a local, state or federal court or state or federal administrative agency or commission, or arbitration tribunal or administrator, and whether now known or unknown, matured or unmatured, liquidated or unliquidated, that the BLM Releasors now have or may have had, or thereafter claims to have on behalf of itself, or any other person or entity, from the beginning of the world up through and including the date of this Agreement.

c.   BLM shall indemnify, hold, save harmless MYDX, its agents and principals, and the successors and assigns of MYDX and legal representatives of the MYDX (collectively or singularly, the “Indemnified Party”) to the fullest extent permitted by applicable law from and against any and all expenses including but not limited to all costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees and retainers and other expenses of whatever nature or kind sustained or incurred by the Indemnified Party with respect of any civil, criminal, administrative, investigative claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation of whatever nature or kind, to which the Indemnified Party is threatened or made a party by reason of any financing transactions which were brokered by or introduced to the company by BLM (the “Indemnification Claims”);

d.   Nothing contained in this release or agreement shall prevent the Parties from asserting or pursuing any claim to enforce the terms of this Agreement.

6.	Miscellaneous Terms and Conditions.

a.     Following execution of this Agreement, the Parties shall as soon as practicable take the actions and prepare any and all appropriate documents reasonably necessary to effectuate this Agreement.

b.    Each Party shall bear its own attorneys’ fees and costs.

d.    This Agreement may be modified only by a written document signed by the Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.

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e.    This Agreement shall be binding upon and shall inure to the benefit of the Parties thereto, their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, and shareholders.

f.     If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of said Agreement. Furthermore, the Parties agree that in the event of an illegal, invalid or unenforceable provision, the Parties shall use their best efforts to induce the reviewing court to substitute a legally enforceable provision effectuating the intent of the Parties (as can be discerned from the subject provision and the rest of the Agreement) as closely as possible, and, should the court be unwilling to perform such substitution, to use their best efforts to do so between themselves and to add such new provision to this Agreement.

g.   This Agreement shall be governed by and construed in accordance with laws of the State of California, without regard to its choice of law rules.

h.    Each Party acknowledges that it has read the document thoroughly and completely, has had the opportunity to consult legal counsel of its choosing, understands the rights, remedies and allegations surrounding the execution of this document, and that the document is executed voluntarily.

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i.     Each person who executes this Agreement by or on behalf of each respective Party warrants and represents that he or she has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

j.     The Parties cooperated in the drafting of this Agreement, and in the event that it is determined that any provision herein is ambiguous, that provision shall not be presumptively construed against either Party.

k.    In the event that either Party breaches any term of this Agreement and the other Party is required to employ counsel to enforce its rights, the prevailing Party shall be entitled to recover its attorneys’ fees and costs incurred therein.

l.     This Agreement contains the complete agreement between the Parties with respect to its subject matter and supersedes any and all prior agreements, understanding, promises, warranties, and representations made by each Party to the other concerning the subject matter.

m.   The Parties hereby warrant and represent that they have not assigned or in any way transferred or conveyed all or any portion of the claims covered by this Agreement, and to their knowledge, no other person or entity has a right to any claim that purports to be settled by this Agreement. The Parties acknowledge and agree that this warranty and representation is an essential and material term of this Agreement, without which they would not have entered into it. The Parties each agree to defend and to hold each other harmless against the claims of any other person or entity asserting a claim or right that purports to be settled by the Agreement.

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7.  Default/Confession of Judgment. In the event that BLM defaults in connection with this settlement, then MYDX shall provide written notice by email and US Mail of the event of default. BLM shall have ten (10) days from the transmission of the forgoing notice of default to cure such default. If the default is not timely cured, with time being of the essence on all time frames set forth in this agreement, then the forgoing releases in favor of BLM shall be void and of no effect, all sums shall be immediately due and owing, and, further, BLM, jointly and severally, authorize the Prothonotary or any Clerk of Court or any Attorney, as applicable pursuant to the law of the jurisdiction in which relief is sought, to appear for, enter and confess an executable final money judgment jointly and severally against BLM, in the remaining amount due plus interest of 8% or such amount of the settlement which remains due and owing. Judgment may be confessed in any jurisdiction permitted by law, and having personal and subject matter jurisdiction over the parties and the matters set forth herein.

On or before twenty (20) days following execution of this agreement BLMshall deliver an executed and verified (under oath by both debtors) confession of judgment accompanied by an independent attorney’s declaration to be entered in California and pursuant to California law. MYDX shall hold the confession of judgment and shall have the irrevocable power to record and enter such judgment upon an uncured default as set forth in this agreement. MYDX shall return the confession of judgment to BLM upon satisfaction of the payments under this agreement.

Failure to comply with the execution and delivery of the forgoing confession of judgment shall be a material breach and default of this agreement.

Notice of Default shall be provided by email to brightlightmarketing@gmail.com.

8.      Counterparts / Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This Agreement may be executed by facsimile signatures which shall be deemed to have the same force and effect as an original signature.

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WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

MYDX, INC.:

By:	/s/ Daniel Yazbeck	Date: March 10, 2017
Name:	Daniel Yazbeck
Title:	CEO

Bright Light Marketing, Inc.

By:	/s/ Meriah Silva	Date: March __, 2017
Name:	Meriah Silva
Title:	CFO

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